UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed by Unilife Corporation (the “Company,” “we” or “us”), on March 12, 2014, Unilife Medical Solutions, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into a Credit Agreement with ROS Acquisition Offshore LP (the “Lender” or “OrbiMed”), as amended by the First Amendment to the Credit Agreement, dated September 30, 2014, and further amended by the Second Amendment to the Credit Agreement, dated June 30, 2015 (collectively, the “OrbiMed Credit Agreement”). Pursuant to and subject to the terms of the OrbiMed Credit Agreement, the Lender agreed to provide term loans to the Borrower in the aggregate principal amount of up to $60 million. The Borrower has received the full $60 million under the OrbiMed Credit Agreement.

Loan from our CEO

Pursuant to the terms of the OrbiMed Credit Agreement, we have certain periodic debt obligations which must be satisfied to avoid a default, including a debt service payment that was paid on September 30, 2015 (the “Debt Service Payment”). Additionally, the OrbiMed Credit Agreement contains certain restrictive covenants, including a requirement that we maintain a cash balance of $5.0 million. In order to make the Debt Service Payment without breaching the covenant to maintain a $5.0 million cash balance, on September 30, 2015, the Company obtained a loan in the amount of $0.6 million from Alan Shortall, the Company’s Chairman and Chief Executive Officer, which is payable on demand by Mr. Shortall (subject to the right of the Lender to consent to the repayment) and requires the payment of interest to Mr. Shortall at the minimum applicable federal rate.

Waiver Received from the Lender

Further, the Company was required to make additional payments on October 2, 2015. In order to make such additional payments without breaching the covenant to maintain a $5.0 million cash balance, the Company has obtained a continued waiver from the Lender (the “Waiver”) with respect to compliance with such covenant until October 12, 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

Additional Financing from OrbiMed

On October 6, 2015, the Company agreed with OrbiMed that the parties will enter into an agreement under which OrbiMed expects to provide an additional $10.0 million in additional debt financing to Unilife. While we can provide no assurance that we will be able finalize the terms of the additional financing with OrbiMed, we anticipate that the terms of the additional financing will be finalized on or before October 12, 2015. There can be no assurance that this additional financing from OrbiMed, anticipated cash from existing and prospective customer agreements, any proceeds from our Equity Purchase Agreement with Lincoln Park Capital Fund, LLC and our Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co., existing cash and cash equivalents along with restricted cash will provide us with sufficient ongoing liquidity. Please see “Forward-Looking Statements,” below.

Update on Exploration of Strategic Alternatives

On September 2, 2015, Unilife announced that in response to third-party initiated expressions of interest, the Company’s Board of Directors had engaged Morgan Stanley & Co. LLC to conduct a review of strategic alternatives to maximize shareholder value. This process is under way and we have received interest from several parties. There can be no assurance that this exploration process will result in any initiatives, agreements or transactions that will enhance shareholder value. Please see “Forward-Looking Statements,” below.

Forward-Looking Statements

This report contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K, those described from time to time in other reports which we file with the Securities and Exchange Commission, and the following additional risks: that we may not be able to finalize terms, or ultimately enter into definitive agreements, with respect to any additional financing from OrbiMed or otherwise, and that we may not be able to enter into or complete any strategic transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: October 6, 2015	By:	/s/ Alan Shortall
Alan Shortall
Chairman and Chief Executive Officer